Exhibit 10.16
FIRST AMENDMENT TO COLUMBIA BANKING SYSTEM, INC.
2023 DEFERRED COMPENSATION PLAN

    THIS AMENDMENT, dated effective as of March 1, 2023 (the “Effective Date”), is here by adopted by Columbia Banking System, Inc. (the “Company”) on April 18, 2023.

Recitals

A.The Company entered into a deferred compensation arrangement with a select group of highly compensated employees of Columbia Banking System, Inc., any successor organization, and entities with which it is considered a single employer under §§ 414(b) or 414(c) of the Internal Revenue Code.

B.Such compensation arrangement is governed by the terms of the Columbia Banking System, Inc. 2023 Deferred Compensation Plan (the “Plan”) dated March 1, 2023.

C.The Company now wishes to amend Section IV, Paragraph B of the Plan to address the vesting conditions applicable to participant Eric Eid, and to amend Section VI, Paragraph A of the Plan to confirm the specific three-month SOFR rate utilized to calculate the Interest Crediting Rate.

Amendment

1.Vesting. Paragraph B of Section IV of the Plan is hereby amended to add the following sentence at the end of the paragraph:

“Notwithstanding the foregoing, the Merger Retention Amount described in that certain Retention Agreement with Eric Eid will vest with 100% vesting on the first anniversary of the closing date of the Merger.”

2.Interest Crediting Rate. Paragraph A of Section VI of the Plan is hereby amended to provide that the Interest Crediting Rate shall be equal to the three-month term SOFR rate plus 3.84%

Date: April 18, 2023
By: /s/ Kumi Baruffi
Kumi Baruffi
Its: Corporate Secretary